Exhibit 10.1

MUTUAL NOTE TERMINATION AGREEMENT

June 30, 2026

This Mutual Note Termination Agreement (this “Agreement”) is entered into as of June 30, 2026, by and between Valuence Merger Corp. I (the “Maker”) and VMCA Sponsor, LLC (the “Payee”). The Maker and Payee are each referred to herein as a “Party” and together as the “Parties.”

WHEREAS, the Maker previously issued a certain Convertible Promissory Note to the Payee, dated as of February 27, 2026, in the principal amount of up to $1,500,000 (“Undrawn Note”);

WHEREAS, no amounts have ever been drawn down, and no principal or other amount is currently outstanding, under the Undrawn Note; and

WHEREAS, in connection with the Maker’s restructuring of its outstanding related-party advances and notes, the Maker and the Payee desire to terminate the Undrawn Note in their entirety, effective as of the date hereof;

NOW, THEREFORE, the Parties agree as follows:

1.	Termination of Undrawn Note. Effective as of the date of this Agreement, the Undrawn Note is hereby terminated, cancelled, voided, and rendered of no further force or effect. Any physical or electronic counterparts of the Undrawn Notes remaining in the possession of the Payee are hereby deemed automatically cancelled and void.

2.	Discharge of Obligations. Neither party shall have any further funding obligations, payment obligations, liabilities, or duties under or in connection with the Undrawn Notes.

3.	Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to conflict of law principles thereof.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

VALUENCE MERGER CORP. I		VMCA SPONSOR, LLC

By:	/s/ Sungwoo (Andrew) Hyung	By:	/s/ Sungsik Lee
Name:	Sungwoo (Andrew) Hyung	Name:	Sungsik Lee
Title:	Chief Financial Officer	Title:	Co-managing Member